Reply Attention of Conrad Lysiak
601 West 1st Avenue, Suite 503
Spokane, WA 99201-0382
Direct Tel. 509-624-1475

May 16, 2003

Securities and Exchange Commission
450 Fifth Avenue N.W.
Washington, D. C. 20549

RE: Global Internet Communications Inc.

Gentlemen:

          Please be advised that, I have reached the following conclusions regarding the above offering:

          1. Global Internet Communications Inc. (the "Company") is a duly and legally organized and exiting Nevada state corporation, with its registered office located at 6100 Neil Road, Suite 500, Reno, Nevada and its principal place of business located at 2305-1050 Burrard Street, Vancouver, British Columbia. The Articles of Incorporation and corporate registration fees were submitted to the Nevada Secretary of State's office and filed with the office on February 26, 2003. The Company's existence and form is valid and legal pursuant to the representation above.

          2. The Company is a fully and duly incorporated Nevada corporate entity. The Company has one class of Common Stock at this time. One share of common stock has been issued. Neither the Articles of Incorporation, Bylaws, and amendments thereto, nor subsequent resolutions change the non-assessable characteristics of the Company's common shares of stock. The Common Stock previously issued by the Company is in legal form and in compliance with the laws of the State of Nevada, and when such stock was issued it was fully paid for and non-assessable. The stock to be exchanged under the Form S-4 Registration Statement is likewise legal under the laws of the State of Nevada, and the said stock, when exchanged, will be legally issued, fully paid for and non-assessable.

Securities and Exchange Commission
RE: Global Internet Communications Inc.
May 16, 2003

          3. To my knowledge, the Company is not a party to any legal proceedings nor are there any judgments against the Company, nor are there any actions or suits filed or threatened against it or its officers and directors, in their capacities as such, other than as set forth in the registration statement. I know of no disputes involving the Company and the Company has no claim, actions or inquires from any federal, state or other government agency, other than as set forth in the registration statement. I know of no claims against the Company or any reputed claims against it at this time, other than as set forth in the registration statement.

          4. The Company's outstanding share is a common share. There are no liquidation preference rights held by any of the Shareholders upon voluntary or involuntary liquidation of the Company.

          5. The directors and officers of the Company are indemnified against all costs, expenses, judgments and liabilities, including attorney's fees, reasonably incurred by or imposed upon them or any of them in connection with or resulting from any action, suit or proceedings, civil or general, in which the officer or director is or may be made a party by reason of his being or having been such a director or officer. This indemnification is not exclusive of other rights to which such director or officer may be entitled as a matter of law.

          6. All tax benefits to be derived from the Company's operations shall inure to the benefit of the Company. Shareholders will receive no tax benefits from their stock ownership, however, this must be reviewed in light of the Tax Reform Act of 1986.

          7. By director's resolution, the Company shall authorize the issuance of up to 2,000,000 shares of common stock to be exchanged for up to 2,000,000 shares of common stock of Global Internet Communications Inc., a corporation organized under the laws of the province of British Columbia.

Securities and Exchange Commission
RE: Global Internet Communications Inc.
May 16, 2003

          The Company's Articles of Incorporation presently provide the authority to the Company to issue 50,000,000 shares of Common Stock, 0.00001 par value. Therefore, a Board of Directors' Resolution authorizing the issuance of up to 2,000,000 Common Shares thereunder, would be within the authority of the Company's directors and would result in the legal issuance of said shares.

                    Yours truly,

                    Conrad C. Lysiak